Exhibit 99.5

SINCLAIR TELEVISION GROUP, INC.

OFFER TO EXCHANGE

8 3/8% Senior Notes due 2018,

Registered Under the Securities Act of 1933

(“Exchange Notes”)

For

Any and All Outstanding

8 3/8% Senior Notes due 2018

(“Original Notes”)

Instructions from Beneficial Owner

The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus and the related Letter of Transmittal in connection with the offer by the Company to exchange the Exchange Notes for Original Notes.

This will instruct you to tender the principal amount of Original Notes indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Prospectus and the related Letter of Transmittal.

The undersigned represents that (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of the undersigned’s business, (ii) the undersigned is not engaging, does not intend to engage, and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes, (iii) the undersigned is not an “affiliate,” as defined under Rule 405 of the Securities Act, of the Company and (iv) the undersigned is not acting on behalf of any person or entity that could not truthfully make these statements. If the undersigned is a broker-dealer, it acknowledges that it will deliver a copy of the Prospectus in connection with any resale of the Exchange Notes.

Sign Here

Signatures(s)

Securities which are to be tendered:

Tender all of the Original Notes

Aggregate Principal Amount*

☐ Original Notes

Name(s) (Please Print)

Address

Zip Code

Area Code and Telephone No.

Dated: , 2010

*	Unless otherwise indicated, it will be assumed that all of the Original Notes listed are to be tendered.